Consent of Independent Registered Public Accounting Firm



We hereby consent to the references to us in this Registration Statement on Form N-1A of AllianceBernstein Mid-Cap Growth Fund, Inc. under the headings "Financial Highlights," "Shareholder Services - Statements and Reports," "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm."





PricewaterhouseCoopers LLP
New York, New York
February 22, 2005